Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FIRST QUARTER FISCAL YEAR 2017 RESULTS;

First Quarter Net Sales of $582 Million; Diluted EPS (Loss) of $(1.00), Including a Restructuring Charge of $0.35 per Diluted Share

Provides Second Quarter and Updates Annual Fiscal 2017 GAAP Guidance

__________________________________________

Richardson, TX. May 9, 2017 – Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the fiscal quarter ended April 1, 2017. In the first quarter of fiscal 2017, the stronger U.S. dollar negatively impacted net sales by $8.5 million.  First quarter fiscal 2017 net sales decreased 12% (11% on a constant currency basis) as compared to the first quarter of fiscal 2016.
First Quarter Fiscal Year 2017 Revenue Summary
In the first quarter of fiscal 2017, reported worldwide net sales decreased 12% or $78.0 million as growth in connected watches was more than offset by declines in traditional watches. Declines in leathers and jewelry and changes in foreign currency also negatively impacted net sales. The following table provides a summary of net sales performance for the first quarter of fiscal 2017 compared to the first quarter of fiscal year 2016.

	First Quarter 2017
	Reported Results (1)	Constant Currency (2)

Total Company	(12)%	(11)%
Americas	(17)%	(17)%
Europe	(7)%	(3)%
Asia	(5)%	(5)%

Watches	(9)%	(8)%
Leathers	(21)%	(21)%
Jewelry	(12)%	(10)%

(1)Includes impacts from currency.

(2)
Eliminates the effect of the stronger U.S. dollar in fiscal 2017 to give investors a better understanding of the underlying trends within the business. See constant currency financial information at the end of this release for more information.

The Company reported net income (loss) for the first quarter of fiscal 2017 of $(48.2) million compared to $5.8 million for the first quarter of fiscal 2016. Diluted earnings (loss) per share were $(1.00) compared to $0.12 for the first quarter of fiscal 2016. Diluted earnings (loss) per share for the first quarter of fiscal 2017 included a restructuring charge of $0.35 per diluted share and a positive impact from changes in foreign currency of $0.11 per diluted share due to non-operating hedging gains.
Kosta Kartsotis, Chief Executive Officer, commented on the results.  “Our results for the first quarter, while largely in line with our expectations, continue to reflect a challenging retail environment and a watch category undergoing significant change. The strategies we are pursuing in the midst of these headwinds enable us to better compete in the environment and capitalize on the growing importance of technology to the watch category. The newness and innovation we are infusing into our fashion accessories is gaining traction with our retail partners and consumers alike, demonstrating that technology can be the catalyst needed to drive growth in the watch category. We are very excited about the next generation of products we are developing and launching throughout the year. Our design, technology and engineering expertise were on display at Baselworld, the premier watch trade show in Switzerland, earlier this year and, given the positive response to our assortment and improved functionality, we believe we are in a position to further expand our leadership position in the fashion accessories space, expand our addressable market, and improve our financial performance.”

Mr. Kartsotis concluded, “Our focus for the year continues to be on executing against our New World Fossil restructuring initiative, driving growth in our core watch business and advancing our wearable products with an expanded offering across additional brands. As we continue to reimagine the watch and its capabilities, we are on track to launch over 300 skus this year with enhanced engineering that will enable slimmer cases, more functionality and brighter screens and easier charging for display watches. Our New World Fossil initiative will create a leaner and more nimble operating platform capable of better serving our customer and competing in the new retail environment. Strategically prioritizing initiatives that generate the best returns on our capital investments, we expect to drive operating improvements across our supply chain and be better positioned to improve profitability in a very leverageable business model going forward."

Operating Results
Compared to the first quarter of fiscal 2016, the impact of a stronger U.S. dollar decreased the Company’s fiscal 2017 reported net sales by $8.5 million and operating income by $3.8 million. The following discussion of the Company’s net sales is presented on a GAAP basis and in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

First quarter fiscal 2017 worldwide net sales decreased $78.0 million or 12% and $69.5 million in constant currency (an 11% decline) compared to the first quarter of fiscal 2016. Across product categories, watches declined with growth in connected watches more than offset by a decline in traditional watches, and leathers and jewelry also declined compared to last fiscal year.
Net sales in the Americas decreased $58.3 million or 17% and $57.4 million in constant currency (also a 17% decline) compared to the first quarter of fiscal 2016. Across product categories, watches declined with growth in connected watches offset by a decline in traditional watches. Leathers and jewelry also declined compared to last fiscal year. A sales decline in the U.S. drove the decrease in the region.
Net sales in Europe decreased $14.3 million or 7% and $6.0 million in constant currency (a 3% decline) compared to the first quarter of fiscal 2016. Across product categories, jewelry and watches were roughly flat in constant currency with growth in connected watches offset by a decline in traditional watches. Leathers declined compared to last fiscal year. Within the region, modest growth in Spain was more than offset by a decline in the U.K. and Middle East.
Net sales in Asia decreased $5.4 million or 5% and $6.1 million in constant currency (also a 5% decline) compared to the first quarter of fiscal 2016. Across product categories, leathers and watches declined with growth in connected watches offset by a decline in traditional watches. Jewelry was flat compared to last fiscal year. Within the region, an increase in India and China was more than offset by a decline in Japan and Australia.
Global retail comps, including e-commerce sales, for the first quarter of fiscal 2017 decreased 11% compared to the first quarter of fiscal 2016 with declines in all product categories and all regions.
During the first quarter of fiscal 2017, gross margin decreased 300 basis points to 49.8%. The decrease in gross margin was primarily driven by lower retail margins due to increased promotional activity in outlets and the e-commerce channel, as well as an increased mix toward lower margin connected product. The negative impact of changes in foreign currencies and an increase in the relative mix of off-price sales also contributed to the decline. Those headwinds were partially offset by margin improvement initiatives and a higher mix of international sales.

The Company’s operating expenses were $334.8 million, including $26.3 million of restructuring costs associated with realigning and optimizing the organizational structure as well as costs associated with store closures, primarily in the Americas. Excluding those items, expenses were lower compared to the first quarter of fiscal 2016 driven by lower infrastructure costs, a reduction in store expenses and lower marketing expenses. As a percentage of net sales, operating expense increased to 57.5%.
Operating income (loss) for the first quarter of fiscal 2017 decreased to $(45.3) million, driven by lower sales and gross margin while expenses, which included restructuring charges, were roughly flat compared to the prior fiscal year. Operating margin (loss) decreased to (7.8)% compared to 2.2% in the prior fiscal year.
During the fiscal 2017 first quarter, interest expense increased $2.4 million to $8.4 million and other income increased $3.4 million to $5.6 million due to favorable foreign currency activity compared to the prior fiscal year.
The Company’s effective income tax rate in the first quarter of fiscal 2017 was 2.5% compared to 30.7% for the first quarter of fiscal 2016 due to changes in tax accounting rules and jurisdictional earnings.

Sales and Earnings Guidance
The Company is providing guidance on a GAAP basis. For comparison purposes, the Company has also provided a table at the end of this release which quantifies the estimated impact on its operating income margin and its diluted earnings per share related to unusual items impacting the operational results for fiscal 2017 as compared to fiscal 2016.

The Company also estimates that the negative impact of the relatively stronger U.S. dollar on net sales, based on prevailing exchange rates, would be about 150 basis points for the full year of fiscal 2017 and 220 basis points for the second quarter of fiscal 2017.

GAAP Guidance
For fiscal 2017, the Company now expects the following:

•	Net sales to decline in the range of a 6.0% to 1.5%

•	Operating margin in a range of 0.5% to 2.2%

•	Diluted earnings (loss) per share in a range of ($0.40) to $0.30, including $0.60 of restructuring charges

For the second quarter of fiscal 2017, the Company expects the following:

•	Net sales to decline in the range of 11.5% to 8.0%

•	Operating margin in a range of (5.5)% to (3.5)%

•	Diluted earnings (loss) per share in a range of ($1.00) to ($0.83), including $0.15 of restructuring charges

Safe Harbor
Certain statements contained herein that are not historical facts, including multi-year profit improvement estimates, future financial guidance as well as estimated impacts from foreign currency translation, amortization expense, foreign tax credits, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the success of the multi-year profit improvement initiative, risks related to the success of our connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include fashion watches, jewelry, handbags, small leather goods and wearables. With our newest owned brand, Misfit, we’re bringing style and technology to the high-growth connected space. We’re committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Misfit, Relic, Skagen and Zodiac, and licensed brands, adidas, Armani Exchange, Burberry, Chaps, Diesel, DKNY, Emporio Armani, Karl Lagerfeld, kate spade new york, Marc Jacobs, Michael Kors and Tory Burch. We bring each brand story to life through an extensive wholesale distribution network across approximately 150 countries and over 550 retail locations. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:    Eric M. Cerny            Allison Malkin
FOSSIL GROUP, Inc.        ICR, Inc.
(855) 336-7745            (203) 682-8225

Consolidated Income Statement Data	For the 13 Weeks Ended April 1, 2017	For the 13 Weeks Ended April 2, 2016
($ in millions, except per share data):
Net sales	$581.8	$659.8
Cost of sales	292.3	311.5
Gross profit	289.5	348.3
Gross margin	49.8%	52.8%
Operating expenses:
Selling, general and administrative expenses	308.5	333.9
Restructuring charges	26.3	0.0
Total operating expenses	334.8	333.9
Total operating expenses (% of net sales)	57.5%	50.6%
Operating income (loss)	(45.3)	14.4
Operating margin	(7.8)%	2.2%
Interest expense	8.4	6.0
Other income (expense) - net	5.6	2.3
Income (loss) before income taxes	(48.0)	10.7
Provision for income taxes	(1.2)	3.3
Less: Net income attributable to noncontrolling interest	1.4	1.6
Net income (loss) attributable to Fossil Group, Inc.	$(48.2)	$5.8
Earnings (loss) per share:
Basic	$(1.00)	$0.12
Diluted	$(1.00)	$0.12
Weighted average common shares outstanding:
Basic	48.3	48.1
Diluted	48.3	48.3

Consolidated Balance Sheet Data ($ in millions):	April 1, 2017	April 2, 2016
Assets:
Cash and cash equivalents	$320.7	$306.8
Accounts receivable - net	245.3	236.8
Inventories	571.5	630.0
Other current assets	142.8	166.9
Total current assets	1,280.3	1,340.5
Property, plant and equipment - net	260.4	332.4
Goodwill	356.4	362.7
Intangible and other assets - net	204.6	224.7
Total long-term assets	821.4	919.8
Total assets	$2,101.7	$2,260.3

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$360.3	$349.6
Short-term debt	26.4	23.3
Total current liabilities	386.7	372.9
Long-term debt	589.7	799.9
Other long-term liabilities	143.0	143.0
Total long-term liabilities	732.7	942.9
Stockholders’ equity	982.3	944.5
Total liabilities and stockholders’ equity	$2,101.7	$2,260.3

Net Sales by Segment and Product Category Information

	For the 13 Weeks Ended
($ in millions):	April 1, 2017	April 2, 2016
Segment:
Americas	$277.5	$335.8
Europe	195.7	210.0
Asia	108.6	114.0
Total net sales	$581.8	$659.8

Product Categories:
Watches	$449.8	$496.5
Leathers	72.7	92.5
Jewelry	47.9	54.7
Other	11.4	16.1
Total net sales	$581.8	$659.8

Store Count Information

	April 1, 2017				April 2, 2016
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	117	116	63	296	126	124	69	319
Outlets	138	73	45	256	153	71	45	269
Full priced multi-brand	—	8	11	19	—	7	17	24
Total stores	255	197	119	571	279	202	131	612

Constant Currency Financial Information
The following table presents the Company’s business segment and product net sales on a constant currency basis. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 Weeks Ended
	April 1, 2017
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$277.5	$(0.9)	$278.4
Europe	195.7	(8.3)	204.0
Asia	108.6	0.7	107.9
Total net sales	$581.8	$(8.5)	$590.3

Product Categories:
Watches	$449.8	$(6.2)	$456.0
Leathers	72.7	(0.7)	73.4
Jewelry	47.9	(1.3)	49.2
Other	11.4	(0.3)	11.7
Total net sales	$581.8	$(8.5)	$590.3

Items Impacting Comparison of Fiscal 2017 Operations to Fiscal 2016 Operations
The following table quantifies the estimated impact on the Company's operating margin and its diluted earnings (loss) per share related to non-operating currency gains and losses, operating currency changes and restructuring charges for fiscal 2017 as compared to fiscal 2016. The table also includes the impact of higher interest expense in 2017 and reflects an adjusted tax rate to normalize for quarter to quarter fluctuations due to mix in jurisdictional earnings and / or losses and discrete items generated from changes in accounting rules. Numbers may not add due to rounding.

The Company believes that the fiscal 2016 and 2017 operating margin and diluted EPS measures are useful to investors in comparing the Company's projected financial performance year-over-year without the impact of non-operating currency gains and losses in both fiscal 2016 and 2017, operating currency headwinds between fiscal 2016 and 2017, restructuring charges in both fiscal 2016 and 2017 and higher anticipated 2017 interest expenses as well as the fiscal 2016 real estate gain. The Company uses the fiscal 2016 and 2017 non-GAAP operating margin and diluted EPS measures to evaluate its operating performance year-over-year. The non-GAAP financial measures presented herein should not be considered a substitute for, or superior to, guidance or financial measures prepared in accordance with GAAP.

Fiscal 2017
	2017				2016
	High		Low
	Op Margin	Diluted EPS	Op Margin	Diluted EPS	Op Margin	Diluted EPS
GAAP	2.2%	$0.30	0.5%	$(0.40)	4.2%	$1.63
Restructuring Charges	1.5	0.60	1.6	0.60	0.9	0.37
Fiscal 2016 Real Estate Gain	—	—	—	—	(0.2)	(0.09)
Currency Impact	0.9	0.19	0.9	0.19	—	(0.11)
Incremental Interest Expense	—	0.28	—	0.28	—	—
Tax - Neutralized for Normalized Rate	—	0.13	—	0.13	—	—
Non-GAAP	4.5%	$1.50	3.0%	$0.80	4.9%	$1.80

Second Quarter Fiscal 2017
	2017				2016
	High		Low
	Op Margin	Diluted EPS	Op Margin	Diluted EPS	Op Margin	Diluted EPS
GAAP	(3.5)%	$(0.83)	(5.5)%	$(1.00)	2.3%	$0.12
Restructuring Charges	1.8	0.15	1.9	0.15	—	—
Currency Impact	0.6	0.01	0.6	0.01	—	(0.03)
Incremental Interest Expense	—	0.11	—	0.11	—	—
Tax - Neutralized for Normalized Rate	—	0.33	—	0.33	—	—
Non-GAAP	(1.0)%	$(0.23)	(3.0)%	$(0.40)	2.3%	$0.09

First Quarter Fiscal 2017
	2017
	Q1 2017 Actual		Q1 2016 Actual
	Op Margin	Diluted EPS	Op Margin	Diluted EPS
GAAP	(7.8)%	$(1.00)	2.2%	$0.12
Restructuring Charges	4.5	0.35	—	—
Currency Impact	0.6	(0.03)	—	(0.01)
Incremental Interest Expense	—	0.02	—	—
Tax - Neutralized for Normalized Rate	—	0.30	—	—
Non-GAAP	(2.6%)	$(0.35)	2.2%	$0.11

END OF RELEASE